Exhibit 99.1

PRESS RELEASE

Autoliv’s Credit Ratings Upgraded

(Stockholm, November 27, 2009) — The credit rating for Autoliv Inc. (NYSE: ALV and SSE: ALIV) was yesterday upgraded to “BBB/A-2 with a stable outlook” from “BBB-/A-3 with a stable outlook” by Standard and Poor’s.

At the same time Moody’s Investor Service revised their outlook for Autoliv to stable from negative while the credit rating remained P-2. This means that Moody’s rating and outlook are the same as before the crisis.

In its announcement Standard and Poor’s said that its upgrade “reflects our view that Autoliv’s financial position and cash generation have been more resilient than we had previously anticipated during the severe downturn 2009. .... The Company has rapidly implemented what we view as a credit-supportive financial policy by suspending dividend payments and share buybacks, issuing new equity and reducing investment”.

Moody’s explained that its “outlook change to stable reflects Autoliv’s improved operating performance …. and Moody’s increasing confidence in a material improvement in profitability and credit metrics over the course of 2010 supported by the realization of cost savings from restructuring initiatives”.

Autoliv Inc. - the worldwide leader in automotive safety - responded quickly to the credit crisis and the sharp downturn in the automotive industry last year. This was possible due to the fact that the Company initiated an action plan already in July 2008 which was accelerated when the crisis definitely broke out in September.

Due to these and other aggressive actions, Autoliv limited the number of quarters with negative cash flow to only the first quarter 2009, when sales dropped by almost 50%. In addition, the negative cash flow was only $45 million before financing, which has been more than offset by positive cash flows of $96 million in the second quarter and of $105 million in the third quarter.

Autoliv remained “investment grade” throughout the financial and automotive industry crisis.

At the end of September, Autoliv’s net debt amounted to $878 million and remaining market debt maturities during 2009, 2010 and 2011 totalled $401 million, while cash and liquid assets amounted to $430 million.

Inquiries:

Mats Wallin, Vice President, Finance and CFO, Autoliv Inc. Tel +46 8 587 20619

Hannes Wadell, Treasurer, Autoliv Inc., Tel +46 8 587 20655

PRESS RELEASE

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 36,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.